Prospectus Supplement No. 12 (to Prospectus dated April 25, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-278673
Prospectus Supplement No. 8 (to Prospectus dated August 13, 2024)	Registration No. 333-280366 Registration No. 333-282132
Prospectus Supplement No. 4 (to Prospectus dated September 25, 2024)	Registration No. 333-282130
Prospectus Supplement No. 4 (to Prospectus dated September 25, 2024)

BRAND ENGAGEMENT NETWORK INC.

46,752,838 Shares of Common Stock (Inclusive of 21,190,316 Shares of Common Stock

Underlying Warrants, 1,583,334 Shares of Common Stock Underlying Convertible Notes and 163,407 Shares of Common Stock Underlying Options)

6,126,010 Warrants to Purchase Common Stock

6,393,333 Shares of Common Stock (Inclusive of 4,200,000 Shares of Common Stock

Underlying Warrants)

28,370,786 Shares of Common Stock

3,598,943 Shares of Common Stock (Inclusive of 960,000 Shares of Common Stock

Underlying Warrants)

This prospectus supplement updates and supplements (i) the prospectus of Brand Engagement Network Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), dated April 25, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-278673) (the “April Prospectus”), (ii) the prospectus dated August 13, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-280366) (the “August Prospectus”), (iii) the prospectus dated September 25, 2024, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282132) (the “SEPA Prospectus”) and (iv) the prospectus dated September 25, 2024, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282130) (the “September Prospectus”, together with the April Prospectus, the August Prospectus and the SEPA Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2024. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock, par value $0.0001 per share (the “Common Stock”) and the public warrants representing the right to acquire one share of Common Stock for $11.50 (the “Public Warrants”), are listed on Nasdaq under the symbols “BNAI,” and “BNAIW”, respectively. On November 7, 2024, the last reported sales price of the Common Stock was $0.9783 per share, and the last reported sales price of our Public Warrants was $0.0216 per Public Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our securities involves risk. See “Risk Factors” beginning on page 6 of the April Prospectus, page 7 of the August Prospectus, page 9 of the SEPA Prospectus and page 8 of the September Prospectus to read about factors you should consider before investing in shares of our Common Stock and Public Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 8, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2024

BRAND ENGAGEMENT NETWORK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40130	98-1574798
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

145 E. Snow King Ave

PO Box 1045

Jackson, WY 83001

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (312) 810-7422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BNAI	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BNAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer and Chief Operating Officer

On November 7, 2024, the Board of Directors (the “Board”) of the Company appointed Walid Khiari to serve as the Chief Financial Officer and Chief Operating Officer of the Company, effective on the day immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (the “Appointment Date”). On November 7, 2024, the Company and Mr. Khiari entered into a letter agreement (the “Khiari Letter Agreement”) setting forth certain terms of Mr. Khiari’s employment and the compensation he is to receive in his new role, including but not limited to (i) an annual base salary of $400,000, (ii) an award of 600,000 incentive stock options (the “Stock Options”) to be effective as of the Appointment Date with an exercise price that is equal to the fair market value of the Company’s common stock, par value $0.0001 per share on the Appointment Date and will vest in equal monthly amounts over four years, subject to Mr. Khiari’s continuous service on each such date, (iii) beginning with the fiscal year of 2026 and each fiscal year thereafter, an annual equity award, no less favorable than annual equity awards made to the Company’s other non-CEO senior executive officers during that year and with a value no less than the median value of the annual equity awards provided to chief financial officers of a peer group of publicly traded companies to be established by the compensation committee on behalf of the Company, with input from Mr. Khiari, each fiscal year, and (iv) an annual performance bonus of up to 100% of Mr. Khiari’s salary.

Pursuant to the Khiari Letter Agreement, the parties agreed to enter into an employment agreement and indemnification agreement within 30 days of the Appointment Date.

Mr. Khiari, age 49, has over twenty years of experience in finance, including technology banking, during which time he worked with software companies of various sizes from startups to large, publicly-traded corporations. Prior to joining the Company, Mr. Khiari served as the Managing Director of Technology, Media and Telecommunications at Houlihan Lokey from 2021 to 2023, as the Managing Director of Technology Investment Banking at Rothschild & Co. from 2017 to 2020, and as the Director of Technology Investment Banking at Credit Suisse from 2012 to 2017. Mr. Khiari also served as the Vice President of Technology Investment Banking at Merrill Lynch from 2007 to 2012. Mr. Khiari’s appointment brings to the Company significant experience in capital raising, mergers and acquisitions and strategic planning. Mr. Khiari graduated from the University of Paris Pantheon-Sorbonne with honors and received his MBA from the Wharton School at the University of Pennsylvania.

There are no arrangements or understandings between Mr. Khiari and any other persons pursuant to which he was selected to serve as the Company’s Chief Financial Officer and Chief Operating Officer. There is no family relationship between Mr. Khiari and any director or executive officer of the Company.

Item 7.01 Regulation FD Disclosure

On November 8, 2024, the Company issued a press release announcing the appointment of Mr. Khiari as the Chief Financial Officer and Chief Operating Officer of the Company. A copy of the press release is attached as Exhibit 99.1 to this Report. The Company undertakes no obligation to update, supplement or amend the materials attached hereto as Exhibit 99.1.

The information included under Item 7.01 (including Exhibit 99.1) is furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Exhibits and Financial Statements.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release of Brand Engagement Network Inc. issued November 8, 2024 (furnished pursuant to Item 7.01).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAND ENGAGEMENT NETWORK INC.

By:	/s/ Paul Chang
Name:	Paul Chang
Title:	Chief Executive Officer

Dated: November 8, 2024

Exhibit 99.1

BEN Appoints Walid Khiari as New CFO and COO, Driving Growth and Innovation

JACKSON, Wyo., Nov. 8, 2024 – Brand Engagement Network Inc. (“BEN”) (Nasdaq: BNAI), a global leader in secure and reliable conversational AI solutions, proudly announces the appointment of Walid Khiari as Chief Financial Officer (CFO) and Chief Operating Officer (COO), effective November 18, 2024. This strategic leadership addition underscores BEN’s commitment to growth, innovation, and financial excellence.

Walid Khiari, newly appointed CFO and COO of Brand Engagement Network Inc.

With over 20 years of experience in finance, including 15 years as a technology investment banker advising software companies, from high-growth startups to publicly traded giants, Mr. Khiari brings an unmatched depth of expertise in capital raising, mergers and acquisitions, and strategic planning. His extensive experience with firms like Merrill Lynch, Credit Suisse, Rothschild & Co, and Houlihan Lokey in Silicon Valley has shaped him into a trusted leader, ideally suited to fuel BEN’s next global expansion stage.

Mr. Khiari, a University of Paris Pantheon-Sorbonne honors graduate with an MBA from the Wharton School at the University of Pennsylvania, is widely recognized for his strategic insights and expansive network in the technology sector. His deep understanding of the tech landscape positions BEN to capitalize on emerging opportunities and strengthen its market leadership.

“I am honored to join BEN, a company at the forefront of AI and conversational technology,” said Mr. Khiari. “BEN’s dedication to delivering secure, scalable, and intuitive AI solutions aligns perfectly with my passion for using technology to drive industry transformation. I look forward to working with BEN’s talented team to accelerate our growth and bring exceptional value to our customers and partners.”

Outgoing CFO Bill Williams, a key architect of BEN’s financial strategy since its inception, shared his confidence in the new leadership. “It has been a privilege to contribute to BEN’s journey,” said Mr. Williams. “I am proud of our achievements, and I am confident that Walid’s leadership, vision, and profound grasp of the global tech landscape will drive BEN toward unprecedented success.”

Paul Chang, CEO of BEN, welcomed the new appointment with enthusiasm. “We are excited to have Walid join BEN as we enter an exciting phase of growth and innovation,” said Mr. Chang. “His remarkable experience and forward-thinking approach align seamlessly with our mission to redefine customer experiences through cutting-edge AI. Under Walid’s leadership, BEN is well-positioned to advance our strategic objectives and solidify our status as a leader in the conversational AI space.”

About BEN

Brand Engagement Network is a global leader providing secure and reliable conversational AI solutions for businesses and consumers. With offices in Jackson, Wyoming, and Seoul, South Korea, BEN offers a powerful and flexible platform that enhances customer experiences, boosts productivity, and delivers business value. At the heart of BEN’s offerings are AI-powered digital assistants and lifelike avatars, providing more personal and engaging experiences through browsers, mobile applications, and even life-size kiosks. These safe, intelligent, and inherently scalable AI solutions empower businesses to efficiently serve customers using validated data delivered through SaaS, Private Cloud, and On-Premises technology. BEN’s commitment to data sovereignty ensures that consumer and business data remain private, protected, and wholly owned by the respective parties. BEN’s mission is to make AI friendly and helpful for all, ensuring more people benefit from the AI-enhanced world. For more information about BEN’s safe, intelligent, scalable AI, please visit www.beninc.ai.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are not historical facts and involve risks and uncertainties that could cause actual results of BEN to differ materially from those expected and projected. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “anticipates,” “believes,” “continue,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” or “would,” or, in each case, their negative or other variations or comparable terminology.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside BEN’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to, the risk factors that are described under the section titled “Risk Factors” in BEN’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q subsequently filed with the Securities and Exchange Commission.

BEN cautions that the foregoing list of factors is not exclusive. BEN cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. BEN does not undertake nor does it accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, and it does not intend to do so unless required by applicable law. Further information about factors that could materially affect BEN, including its results of operations and financial condition, is set forth under “Risk Factors” in BEN’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q subsequently filed with the Securities and Exchange Commission.

BEN Contacts:

Investor Relations

Susan Xu

E: susan@irlabs.ca
P: 778-323-0959

Media Contact

Amy Rouyer

E: amy@beninc.ai

P: 503-367-7596

Source: Brand Engagement Network, Inc. (BEN)